                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-69294



                PROSPECTUS SUPPLEMENT NO. 10 DATED MARCH 1, 2002
                    (TO PROSPECTUS DATED SEPTEMBER 28, 2001)

                                VECTOR GROUP LTD.
             6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE JULY 15, 2008
                                       AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                         -------------------------------

         This prospectus supplement supplements the prospectus dated September 28, 2001 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 6 1/4% Convertible Subordinated Notes due July 15, 2008 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

         The table of selling securityholders contained on pages 44 to 47 of the prospectus is hereby amended to add the following additional selling securityholders.

                                Principal Amount of                          Number of Shares of     Percentage of
                                 Notes Beneficially       Percentage of       Common Stock That      Common Stock
Name                           Owned That May Be Sold   Notes Outstanding      May Be Sold(1)       Outstanding(2)
------------------------------ ----------------------- -------------------- ---------------------- ------------------
Victory Capital Management,
as Trustee for Parker Key /
Convertible                             $95,000                *                      2,822                *

----------------------
*     Less than 1%.

(1) Assumes conversion of all of the securityholder's notes at a conversion price of $33.66 per share of common stock. The initial conversion price of $36.531 per share has been adjusted to reflect a cash dividend of $0.40 per share of common stock and a 5% stock dividend paid by us on September 28, 2001 and a cash dividend of $0.40 per share of common stock and a special dividend in the form of 0.348 of a share of Ladenburg Thalmann Financial Services Inc. common stock paid by us on December 20, 2001. The conversion price is subject to further adjustment as described under "Description of Notes-Conversion Rights" and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 33,253,772 shares of common stock outstanding as of February 28, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder's notes. We did not assume, however, the conversion of any other securityholder's notes.

         Investing in the notes and our common stock involves risks, which are described under "Risk Factors" beginning on page 11 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

            The date of this prospectus supplement is March 1, 2002.